Exhibit 10.29

TURN TO US	John V. Howard www.vertisinc.com Chief Legal Officer and Secretary 250 West Pratt Street Suite 1800 Baltimore, MD 21201
D: 410.361.8347 F: 410.454.8460 jhoward@vertisinc.com

February 18, 2008

VIA HAND DELIVERY

Barry C. Kohn

Dear Barry:

This letter (“Letter Agreement”) confirms the agreement reached between the Board of Directors and you concerning relocation of your principal employment location pursuant to the terms and conditions of that certain employment agreement by and among Vertis, Inc. (the “Company”), Vertis Holdings, Inc. (“Holdings”) and you, dated and effective as of December 18, 2007 (the “Employment Agreement”).  This Letter Agreement serves to amend the Employment Agreement as set forth below as of this date.

Section 3(f) of the Employment Agreement provides that until May 21, 2008, your principal employment location is Columbus, Ohio, that after May 21, 2008, your principal employment location would be at such Company office as is mutually agreed upon between the Company and you, and that you will relocate your principal place of residence to the metropolitan area encompassing such agreed-upon Company office by or as soon as practicable after May 21, 2008.  Section 3(f) of the Employment Agreement is hereby amended to provide that your principal employment location on and after January 1, 2008, shall remain Columbus, Ohio unless and until the Company and you mutually agree to move your principal employment location elsewhere.

Section 3(f) of the Employment Agreement provides that you will be reimbursed for reasonable commuting, moving and other cost-of-relocation expenses incurred by you in relocating to your principal employment location and for reasonable costs incurred in traveling between your principal employment location and other employment locations in accordance with the Company’s existing reimbursement policies (including amounts expended for meals and lodging at other employment locations).  Section 3(f) of the Employment Agreement further provides that the above-described reimbursement will also include any incremental tax liability incurred by you with respect to the reimbursements for relocation costs and traveling costs, so that you are in the same tax position you would have been in if such reimbursement were not subject to income tax, provided, however, that, after May 21, 2008, you will not be reimbursed for incremental tax liability attributable to reimbursement for amounts expended for meals and lodging.

Section 3(f) of the Employment Agreement is hereby amended to provide that the reimbursements described therein for moving and other cost-of-relocation expenses, reasonable commuting expenses, and reasonable costs incurred in traveling between your principal employment location and other employment locations in accordance with the Company’s existing reimbursement policies (including amounts expended for meals and lodging at other employment locations) will continue indefinitely into the future.

You further acknowledge and understand that the reimbursements for commuting expenses and for amounts expended for meals and lodging in the vicinity of your principal employment location after the first anniversary of your commencement of employment with the Company will be reported by the Company as W-2 wages, but such amounts will not be taken into consideration as compensation for purposes of the Company’s employee benefit plans in which you participate, now or in the future, or for purposes of calculating any severance benefit to which you may become entitled under the Employment Agreement.

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without reference to principles of conflict of laws.  Except as modified by the terms of this Letter Agreement, the Employment Agreement remains in full force and effect.  You acknowledge that nothing in this Letter Agreement gives you any contractual or other rights to continued employment for any period of time and your employment with the Company remains at will at all times.  This Letter Agreement shall not be modified, waived or amended except by a written agreement executed by the parties hereto or their respective successors and legal representatives.  This Letter Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

If the foregoing terms are acceptable to you, please confirm your agreement by signing your name below.  Your signature below will indicate that you are entering into this Letter Agreement freely and with a full understanding of its terms and effect.

Very truly yours,

/s/ John V. Howard Jr.
John V. Howard, Jr.
On behalf of Vertis, Inc. and
Vertis Holdings, Inc.

AGREED AND ACCEPTED:

/s/ Barry Kohn
Barry Kohn

Date:	February 18, 2008